U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K/A

(Amendment No. 1)

ANNUAL REPORT PURSUANT TO REGULATION A

FOR THE SEMIANNUAL PERIOD ENDED:

December 31, 2024

(Exact name of issuer as specified in its charter)

BEQUEST BONDS I, INC.

Delaware	99-1995030
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

(Address, including zip code of principal executive office)

1255 N Gulfstream Ave, Suite 101, Sarasota FL 34236

(Issuer’s telephone number, including area code)

941-957-9979

(Title of each class of securities issued pursuant to Regulation A)

Class A Bonds, Class B Bonds, Class C Bonds and Class D Bonds

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of Bequest Bonds I, Inc., a Delaware corporation, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our amended offering circular dated October 28, 2024, under the caption “RISK FACTORS” and which are incorporated herein by reference:

(https://www.sec.gov/Archives/edgar/data/2016678/000121390024091007/ea0218784-1aa2_bequest1.htm).

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

Item 1. Business

Bequest Bonds I, Inc., a Delaware corporation, or the “Company,” is offering an aggregate amount of $75,000,000 in its Series A Bonds (the “Bonds”) pursuant to this offering circular. The purchase price is $1,000 per Series A Bond with a minimum purchase amount of $1,000.00.

The Bonds are be offered and sold on a continuous basis directly through the website www.bqfunds.com.

The aggregate initial offering price of the Bonds will not exceed $75,000,000 in any 12-month period, and there is no minimum number of Bonds that need to be sold as a condition of closing this Offering. This Offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this Offering.

The Company was formed on February 20, 2024. Our business plan is to make investments in companies that specialize in two distinct areas: Performing and Non-performing Loans; and Commercial Real Estate & Real Estate Technology.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements in “Item 7. Financial Statements” and the related notes thereto contained in this Annual Report on Form 1-K (“Annual Report”). The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the statements regarding forward-looking information and figures. Unless otherwise indicated, the latest results discussed below are as of December 31, 2024.

Results of Operations

The following Results of Operations are based on the audited financial statements as of December 31, 2024. The “Operating Period” or “2024” is from January 1, 2024, to December 31, 2024. The Company was originally qualified on October 30, 2024.

During 2024, the Company had a Net Income loss of $38,142. There was no Net Income for the year 2024 due to a lack of investments made.

The Company expects revenues to increase in 2025 because expanding relationships with investor platforms that focus on non-accredited investors and IRA platforms that cater to both non-accredited and accredited investors. This is where the Company sees the most growth potential.

Portfolio

As of the end of 2024, the only assets held by the Company consisted of prepaid expenses.

Item 3. Directors and Officers

As of December 31, 2024, the Company is managed by LMMS Management LLC. The Manager controls the management of the Company. The Manager owns 100% of the common shares of the Company and is entitled to yield extensive influence regarding the Management Team and the Board of Directors.

The Manager is wholly owned by Bequest Capital LLC, which is wholly owned by Shawn Muneio and Martin Saenz. The Management Team consists of Shawn Muneio and Martin Saenz, the owners. The Board of Directors of the Company will consist of three (3) members, as follows: Shawn Muneio, Martin Saenz, P. and James Hirchak, Jr.. The Investment Committee consists of five (5) seats, previously appointed by LMMS Management LLC. This committee will be responsible for making all final investment decisions for the capital raised by the fund. The Management Team will employ a dedicated staff of asset managers, analysts, and accountants who have field experience in the intended markets in which the Company seeks to engage.

Item 4. Security Ownership of Management and Certain Securityholders

The Manager owns 100% of the voting interests in the Company.

Item 5. Interest of Management and Others in Certain Transactions

As stated in the October 28, 2024 Offering Statement, a large portion of the proceeds of this Offering will be invested in companies that are affiliated with the Management Team and the Key Men (Shawn Muneio and Martin Saenz). As of December 31, 2024, the Company does not own any assets, however, a significant portion of the funds raised in this Offering will be invested in companies controlled and/or owned by one or all of the Key Men. While the Company’s investment into these companies will be on market-based terms available to similarly situated investors, the relationship between the Key Men, the Company, and the target companies can create a conflict of interest.

Our Management, its executive officers, and its affiliates face conflicts of interest relating to the purchase of assets and investments, and such conflicts may not be resolved in our favor, which could limit our investment opportunities, impair our ability to make interest payments and reduce the value of your investment.

We rely on our Management Team, its executive officers and its affiliates to identify suitable investment opportunities. We may be acquiring assets at the same time as other entities that are affiliated with members of our Management Team. We may also invest in companies owned and/or managed by members of the Management Team. Members of our Management Team may in the future, or concurrently, sponsor similar private and public investment opportunities that have investment objectives similar to ours. Therefore, our Management Team and its affiliates could be subject to conflicts of interest between our company and other programs. Many investment opportunities would be suitable for us as well as other programs. Our Management Team could direct attractive investment opportunities to other entities.

Item 6. Other Information

No information to disclose.

Item 7. Financial Statements

Below please find an audited consolidated balance sheet as of the end of the most recent fiscal year (2024). The Company was formed in 2024 and therefore can only provide an audited consolidated balance sheet for the single year of 2024.

Bequest Bonds I, Inc.

Balance Sheet

As of December 31, 2024

Assets
Cash and cash equivalents	$-
Prepaid Expenses	$16,750

Total Current Assets	$16,750

Total Assets	$16,750
Liabilities & Stockholders’ Equity
Liabilities
Accounts payable and accrued expenses	$835
Due to Bequest Legacy Fund I, LLC	$37,307
Due to Bequest Capital, LLC	$16,750

Total Current Liabilities	$54,892

Total Liabilities	$54,892
Stockholder’s Equity
Common stock, 75,000 shares authorized; zero shares issued and outstanding: $1,000 par value per share	-
Retained Earnings (Accumulated Deficit)	$(38,142)
Total Stockholders’ Equity	$(38,142)
Total Liabilities & Stockholders’ Equity	$16,750

Revenues	$-
Cost of Revenues	-
Gross Profit (Loss)	-
Interest Expense	1,988
Professional Fees	21,000
Filing Costs	15,154
Total Operating Expenses	38,142
Net Income (Loss)	$(38,142)

Item 8. Exhibits

Audit Report of Bequest Bonds I, Inc, at December 31, 2024 is attached.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Exact name of issuer as specified in its charter) Bequest Bonds I, Inc.

By (Signature and Title) Shawn Muneio, CEO

Date August 1, 2025

Pursuant to the requirements of Regulation A, this report has been signed below by the following per- sons on behalf of the issuer and in the capacities and on the dates indicated.

By (Signature and Title) Shawn Muneio, CEO

Date August 1, 2025

By (Signature and Title) Martin Saenz, President

Date August 1, 2025

Bequest Bonds I, Inc.

Financial Statements and Report

December 31, 2024

Independent Auditor’s Report

To Management of:

Bequest Bonds I, Inc.

Sarasota, FL

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of Bequest Bonds I, Inc., which comprise the balance sheet as of December 31, 2024, and the related statement of income, statement of stockholders’ equity, and cash flows for the period then ended (since inception on February 15, 2024), and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Bequest Bonds I, Inc. as of December 31, 2024, and the results of its operations and its cash flows for the period then ended (since inception on February 15, 2024) in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Bequest Bonds I, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Bequest Bonds I, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Bequest Bonds I, Inc.’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Bequest Bonds I, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company was recently incorporated and has yet to receive financing or begin full operations. The conditions raise an uncertainty about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 5. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Our conclusion is not modified with respect to this matter.

Tesseract Advisory Group, LLC

OWINGS MILLS, MD

February 6, 2025

Bequest Bonds I, Inc.

Balance Sheet

As of December 31, 2024

Assets
Cash and cash equivalents	$-
Prepaid Expenses	$16,750

Total Current Assets	$16,750

Total Assets	$16,750
Liabilities & Stockholders’ Equity
Liabilities
Accounts payable and accrued expenses	$835
Due to Bequest Legacy Fund I, LLC	$37,307
Due to Bequest Capital, LLC	$16,750

Total Current Liabilities	$54,892

Total Liabilities	$54,892
Stockholder’s Equity
Common stock, 75,000 shares authorized; zero shares issued and outstanding; $1,000 par value per share	-
Retained Earnings (Accumulated Deficit)	$(38,142)
Total Stockholders’ Equity	$(38,142)
Total Liabilities & Stockholders’ Equity	$16,750

Bequest Bonds I, Inc.

Statement of Income

For the period (since inception on February 15, 2024) ended December 31, 2024

Revenues	$-
Cost of Revenues	-
Gross Profit (Loss)	-
Interest Expense	1,988
Professional Fees	21,000
Filing Costs	15,154
Total Operating Expenses	38,142
Net Income (Loss)	$(38,142)

Bequest Bonds I, Inc.

Statement of Stockholders’ Equity

For the period (since inception on February 15, 2024) ended December 31, 2024

			Retained
		Additional	Earnings	Total
	Common Stock	Paid-In Capital	(Accumulated Deficit)	Stockholders’ Equity
Balance at February 15, 2024	-	-	-	-
Net income (loss)	-	-	(38,142)	$(38,142)
Balance at December 31, 2024	$-	$-	$(38,142)	$(38,142)

Bequest Bonds I, Inc.

Statement of Cash Flows

For the period (since inception on February 15, 2024) ended December 31, 2024

Cash Flows
Cash Flows From Operating Activities
Net income (loss)	$(38,142)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in)
Operating Activities
Depreciation and amortization	-
(Increase) decrease in operating assets, net of effects of businesses acquired
Prepaid expenses	$(16,750)
Increase (decrease) in operating liabilities, net of effects of businesses acquired
Accounts payable and accrued expenses	$835
Related party payables	$54,057
Net Cash Provided by (Used in) Operating Activities	$-
Cash Flows from Investing Activities
Purchase of property, plant, and equipment	-
Net Cash Provided by (Used in) Investing Activities	-
Cash Flows from Financing Activities
Proceeds from issuance of common stock	-
Net Cash Provided by (Used in) Financing Activities	-
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	-
Cash, cash equivalents, and restricted cash at beginning of period	-
Cash, Cash Equivalents, and Restricted Cash at End of Period	$-
Supplemental Cash Flow Information
Cash Paid During the Period for
Interest	-
Income taxes	-

Notes to the Financial Statements

Bequest Bonds I, Inc.

Notes to the Financial Statements

For the period (since inception on February 15, 2024) ended December 31, 2024

1. Summary of significant accounting policies

a. Nature of operations

Bequest Bonds I, Inc. (the Company) is offering a maximum of $75,000,000 in its Series A Bonds (the “Bonds”) pursuant to its offering circular. The purchase price is $1,000 per Series A Bond with a minimum purchase amount of $1,000 (the “Minimum Purchase Amount”); however, the Company, in the Manager’s sole discretion, reserves the right to accept lesser purchase amounts.

The Bonds described in the offering circular will be offered and sold on a continuous basis directly through the website www.bqfunds.com.

The aggregate initial offering price of the Bonds will not exceed $75,000,000 in any 12-month period, and there is no minimum number of Bonds that need to be sold as a condition of closing this Offering. This Offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this Offering.

An investment in the Company involves numerous risks and uncertainties, including the following:

●	We have a limited operating history and may not be able to operate our business successfully or generate sufficient cash flows to accomplish our business objectives;

●	We have minimal operating capital and for the foreseeable future will be dependent upon our ability to finance our operations from the sale of equity or other financing alternatives;

●	We have set the offering price in this Offering arbitrarily and it may not reflect the value of the Bonds;

●	There is no minimum amount required as a condition of our accepting subscriptions and using the funds raised in this Offering.

The Company was originally formed as a Limited Liability Company in the State of Delaware on February 15, 2024. The Company converted to a Delaware Corporation on December, 19, 2024.

b. Basis of accounting

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification. The financial statements have been prepared on the accrual basis of accounting. The financial statements cover the period from the Company’s inception on February 15, 2024 through December 31, 2024.

Bequest Bonds I, Inc.

Notes to the Financial Statements

For the period (since inception on February 15, 2024) ended December 31, 2024

c. Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

d. Fair value measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

The Company does not have any assets or liabilities that require fair value measurement.

e. Income taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit. The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States.

The Company uses a calendar year end for income tax reporting purposes and files a Corporate tax return annually. The Company’s provision for income taxes is based on the asset and liability method of accounting whereby deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets and liabilities are related to differences in calculating depreciation on fixed assets, timing of deductions for certain accrued expenses, and taxes related to net operating losses.

Bequest Bonds I, Inc.

Notes to the Financial Statements

For the period (since inception on February 15, 2024) ended December 31, 2024

f. Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

g. Cash and cash equivalents

Cash and cash equivalents includes short-term investments and highly liquid investments in money market instruments which are carried at the lower of cost and market value with a maturity date of three months or less from the acquisition date. These are valued at cost which approximates market value. As of December 31, 2024 the Company did not hold any cash or cash equivalents.

h. Recently issued accounting pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. The Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

i. Comprehensive income

The Company does not have any comprehensive income items other than net income (loss).

2. Stockholders’ equity

Under the articles of incorporation, the total number of Common Shares of stock that the Company shall have authority to issue is 75,000 shares with a $1,000 par value per share. As of December 31, 2024, zero shares had been issued.

3. Operating agreements

The Company has entered into a Management Services Agreement (the “Agreement”) with LMMS Management LLC, a related party under common ownership and control. LMMS Management LLC and its Management Team will control the management of the Company and LMMS Management LLC will own 100% of the common shares of the Company and will be entitled to yield extensive influence regarding the Board of Directors. There have been no shares issued to LMMS Management LLC to date. The Management Team will consist of Shawn Muneio – Chief Executive Officer and Martin Saenz President. The Board of Directors will consist of three (3) members, as follows: Shawn Muneio, Martin Saenz, P. and James Hirchak, Jr.. Finally, the Investment Committee will consist of five (5) seats, appointed by LMMS Management LLC. This committee will be responsible for making all final investment decisions for the capital raised by the fund. The Management Team will employ a dedicated staff of asset managers, analysts, and accountants who have field experience in the intended markets in which the Company seeks to engage.

Bequest Bonds I, Inc.

Notes to the Financial Statements

For the period (since inception on February 15, 2024) ended December 31, 2024

The Company is dependent on the Management Team to manage operations and acquire and manage the Company’s portfolio of assets. Accordingly, any adverse changes in the financial health of LMMS Management LLC, or its affiliates, or our relationship with them could hinder our operating performance and our ability to meet our financial obligations.

The Management Team depends upon the fees and other compensation that it receives in connection with the management of the Company’s assets to conduct its operations. Under the Agreement, the Company will pay the Management Team a fee calculated as an annualized 3% of the total sum of invested monies, calculated as of the last calendar day of the month. If the maximum offering amount is raised and used to acquire assets, the Company estimates that it will pay a management Fee of approximately $2,250,000 annually. Additionally, LMMS Management LLC will receive reimbursement in the amount of $45,000 for startup and administrative costs. The Company has entered into a Committed Line of Credit Note with its affiliate, Bequest Legacy Fund I, LLC on April 8, 2024. The revolving line of credit has a drawdown limit of $100,000 and is due in one year, although Bequest Legacy Fund I, LLC may demand payment before April 8, 2025. Interest is accruing at 12 percent per annum on all outstanding balances during the term.

4. Commitments and contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations. The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

5. Going concern

The financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future. The Company was recently incorporated and has yet to be capitalized or begin operations. Those factors and conditions create a substantial doubt about the Company’s ability to continue as a going concern for the year following the date the financial statements are available to be issued. Management of the Company has evaluated these conditions and has proposed a plan to raise funds via a Regulation A offering. The ability of the Company to continue as a going concern and meet its obligations as they become due is dependent on management’s ability to successfully implement the plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

6. Subsequent events

Offering Proceeds

The Company intends to initiate a Regulation A offering of its shares after December 31, 2024. The Company is authorized to raise $75 million and as of February 7, 2025, the Company has not raised any funds.

Management has executed all related Company documents required to file its application with the US SEC for Reg A securities exemption. The SEC has approved a Qualification Date of February 1, 2025.

Management evaluated all activity of the Company through February 6, 2025 (the issuance date of the financial statements) and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the related notes to the financial statements.

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Audited Financial Statements and Independent Auditor’s Report, dated February 6, 2025 relating to consolidated financial statements of Bequest Bonds I, Inc., which comprise the consolidated balance sheet as of December 31, 2024 and the related consolidated statements of income and cash flow for the period from February 15, 2024 to December 31, 2024, and the related notes to the consolidated financial statements. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We further consent to any other references to us in the Offering Circular.

July 31, 2025		Tesseract Advisory Group
Date
By:
Name: Philip Debaugh, CPA Position: Owner